Oppenheimer Rochester Intermediate Term Municipal Fund
NSAR Exhibit - Item 77D

Effective as of April 3, 2017, Oppenheimer Rochester Intermediate Term Municipal Fund (the "Registrant") can invest up to 10% of its total assets in securities that are rated below investment grade, as described in the supplement filed on March 27, 2017 (SEC Accession No. 0000728889-17-000499), which is hereby incorporated by reference in response to Item 77D of the Registrant's Form N-SAR.